EXHIBIT 99.1

Consolidated Container Company LLC Reports Financial Results for the First Quarter 2004

Atlanta, GA, (April 29, 2004)—Consolidated Container Company LLC announced today that it reported first quarter revenues of approximately $185.4 million, net loss of $3.1 million and Adjusted EBITDA (as defined below) of approximately $21.3 million. This compares to revenues of $184.5 million, net loss of $5.9 million and Adjusted EBITDA of approximately $19.3 million for the same period a year ago. After adjusting for higher average resin prices during the first quarter of 2004 (which higher prices typically increase the Company’s revenue as they are passed through to customers), we estimate that revenues would have been approximately $6.8 million less than the first quarter of 2003. The $2.8 million improvement in net loss and the increase in Adjusted EBITDA were both driven primarily by lower direct labor and delivery costs, and lower selling, general and administrative expenses.

The company is reporting Adjusted EBITDA, which it defines as net income (loss) plus interest expense (net of interest income), income taxes, depreciation, amortization (related to lump sum payments on customer contracts, non-compete agreements, and acquired contracts), and other non-cash items such as goodwill impairment, stock compensation expense, and (gain) loss on sale of assets. Adjusted EBITDA is presented because we believe that it provides meaningful additional information concerning our operating results and our ability to service our long-term debt and to fund our growth, and we believe measures similar to Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to evaluate the performance of our Company and of other companies in the rigid plastic packaging industry. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP. Our method of computation may or may not be comparable to other similarly titled measures used by other companies.

A reconciliation of net loss to Adjusted EBITDA is as follows:

	Three Months Ended
	March 31, 2004	March 31, 2003
Net loss	$(3,096)	$(5,895)
Interest expense	13,997	14,607
Depreciation	9,312	9,542
Amortization	317	949
Stock compensation expense (a)	110	200
Loss (gain) on disposal of assets	705	(135)

Adjusted EBITDA	$21,345	$19,268

(a)	Stock compensation expense resulted from our 2002 adoption of Statement of Financial Accounting Standard No. 123.

With regard to the company’s release of first quarter results, Steve Macadam, President and Chief Executive Officer, stated, “We continue to see signs of the financial and operational turnaround in the company in our first quarter results. We have seen significant quarter-over-quarter improvements for the last two quarters, and believe this is a result of not only the significant efforts we have put into rebuilding customer relationships and improving our operational performance, but also the fact that we have been successful in securing a significant amount of new business. Based on our expectations for continued improvements in operational performance and continued success in securing new business, we are optimistic that we will continue to see improved results going forward.”

Consolidated Container Company LLC, which was created in 1999 through the merger of Reid Plastics Inc. with the domestic plastic packaging operations of Suiza Foods Corporation (a predecessor to Dean Foods Company), is a leading North American developer, manufacturer, and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. We have long-term customer relationships with many blue-chip companies including: Dean Foods, DS Waters of America, Kroger, Nestle Waters North America, National Dairy Holdings, Procter & Gamble, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. We serve our customers with a wide range of manufacturing capabilities and services through a nationwide network of 61 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. In addition, we have four international manufacturing facilities in Canada, Mexico and Puerto Rico.

The statements other than statements of historical facts included in this press release, including, without limitation, statements regarding our future financial position, business strategy, and future operational performance, are forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. Such statements are subject to certain risks, uncertainties, or assumptions, and therefore, management can make no representations or warranties as to the accuracy or reasonableness of such statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in applicable forward-looking statements. These statements may also involve risks and uncertainties that could cause our actual results of operations or financial condition to materially differ from our expectations in this press release, including, but not limited to the costs and availability of raw materials, particularly resins; increases in the costs of compliance with laws and regulations, including environmental laws and regulations; the loss of any of our major customers, including the risk that our customers will purchase less of our products than we expect under requirements contracts; unseasonable weather changes, particularly during the spring and summer months; the ability to compete effectively regionally and nationally; the ability to develop or adapt to new technologies; our dependence on key management; our ability to obtain additional financing or make payments on our debt; our high degree of leverage and substantial indebtedness; regulatory developments, industry conditions and market conditions; and general economic conditions. Any forward-looking statements made herein speak only as of the date hereof. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements, to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

CONSOLIDATED CONTAINER COMPANY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(Amounts in thousands)

	Three Months Ended
	March 31, 2004	March 31, 2003
Net sales	$185,428	$184,504
Cost of sales	162,448	162,957

Gross profit	22,980	21,547
Selling, general and administrative expense	(11,255)	(12,445)
Amortization expense	(9)	(325)
Stock based compensation expense	(110)	(200)
(Loss) gain on disposal of assets	(705)	135

Operating income	10,901	8,712
Interest expense	(13,997)	(14,607)

Net loss	(3,096)	(5,895)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(57)	116

Comprehensive Loss	$(3,153)	$(5,779)